As filed with the Securities and Exchange Commission on August 21, 2020

Registration Nos. 333-193842

333-201989

333-217744

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

TO REGISTRATION STATEMENT NO. 333-193842

TO REGISTRATION STATEMENT NO. 333-201989

TO REGISTRATION STATEMENT NO. 333-217744

UNDER

THE SECURITIES ACT OF 1933

BENEFYTT TECHNOLOGIES, INC.

and certain subsidiaries identified in the “Table of Additional Registrants” therein

(Exact name of registrant as specified in its charter)

Delaware	46-1282634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3450 Buschwood Park Dr., Suite 200

Tampa, Florida 33618

(813) 397-1187

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Erik Helding

Chief Financial Officer, Secretary and Treasurer

3450 Buschwood Park Dr., Suite 200

Tampa, Florida 33618

(813) 397-1187

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Domenick DiCicco General Counsel and Chief Compliance Officer 3450 Buschwood Park Dr., Suite 200 Tampa, Florida 33618 (813) 397-1187	Michael J. Aiello, Esq. Eoghan P. Keenan, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Richard J. Campbell, P.C. Robert M. Hayward, P.C. Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 (312) 862-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by Benefytt Technologies, Inc., a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-3 (each a “Registration Statement”, and collectively, the “Registration Statements” filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-193842, originally filed with the SEC on February 10, 2014;

•	Registration Statement No. 333-201989, originally filed with the SEC on February 9, 2015; and

•	Registration Statement No. 333-217744, originally filed with the SEC on May 5, 2017.

On July 12, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Daylight Beta Parent Corp., a Delaware corporation (“Parent”), and Daylight Beta Corp., a Delaware corporation and a wholly-owned direct subsidiary of Parent (“Purchaser”), pursuant to which Parent would acquire the Company. On August 21, 2020, pursuant to the Merger Agreement, after completion of a tender offer by Purchaser for all of the outstanding shares of Class A common stock of the Company, par value $0.001 per share (the “Shares”), at a price of $31.00 per Share, net to the holder in cash, without interest thereon (the “Offer Price”) and less any applicable withholding taxes, and all of the outstanding shares of Class B common stock of the Company, par value $0.001 per share, at a price of $0.00 per Share, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent (the “Merger”). The Merger became effective on August 21, 2020, following the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the “Effective Time”). At the Effective Time, among other things, each outstanding Share, whether vested or unvested (other than Shares owned directly or indirectly by Parent or Purchaser, Shares held by the Company as treasury stock immediately prior to the Effective Time, and Shares owned by a holder who has properly demanded appraisal) was automatically canceled and converted into the right to receive the Offer Price, less any applicable withholding taxes. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, these Post-Effective Amendments to the Registration Statements are being filed to remove from registration, as of the effectiveness of these Post-Effective Amendments, any and all securities of the Company that are registered under the Registration Statements that remain unsold as of the effectiveness of these Post-Effective Amendments, and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa, Florida on August 21, 2020.

BENEFYTT TECHNOLOGIES, INC.

By:	/s/ Erik M. Helding
Name: Erik M. Helding
Title: Chief Financial Officer, Secretary and Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.